                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. )

                                   IMPATH Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.005 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45255G101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 26, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:  [ ] Rule 13d-1(b)
                                                                                           [X] Rule 13d-1(c)
                                                                                           [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Taylor H. Wilson, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5615

                                  SCHEDULE 13G


CUSIP No. - 45255G101                                    Page  2  of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WS Capital, L.L.C.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  946,800
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                946,800
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       946,800
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  3  of  19 Pages
                                                              ---    ---


--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WS Capital Management, L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  946,800
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                946,800
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       946,800
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.6%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  4 of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Walker Smith Capital Master Fund
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  494,500
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                494,500
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       494,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  5  of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Walker Smith International Fund, Ltd.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       British Virgin Islands
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  452,300
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                452,300
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       452,300
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  6  of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WSV Management, L.L.C.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  208,200
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                208,200
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       208,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  7  of  19 Pages
                                                              ---    ---
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WS Ventures Management, L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  208,200
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                208,200
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       208,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  8  of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WS Opportunity Master Fund
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Texas
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  141,500
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                141,500
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       141,500
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  9  of  19 Pages
                                                              ---    ---

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       WS Opportunity Fund International, Ltd.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  66,700
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                66,700
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       66,700
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  10  of  19 Pages
                                                              ----    ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Reid S. Walker
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  1,155,000
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                1,155,000
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,155,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  11  of  19 Pages
                                                              ----    ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       G. Stacy Smith
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  1,155,000
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                1,155,000
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,155,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.9%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  12  of  19 Pages
                                                              ----    ----

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Patrick P. Walker
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OR ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                          5  SOLE VOTING POWER
      NUMBER OF
        SHARES                  208,200
     BENEFICIALLY      ---------------------------------------------------------
       OWNED BY           6  SHARED VOTING POWER
         EACH
      REPORTING                 0
        PERSON         ---------------------------------------------------------
         WITH             7  SOLE DISPOSITIVE POWER

                                208,200
                       ---------------------------------------------------------
                          8  SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       208,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES     [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. - 45255G101                                    Page  13  of  19 Pages
                                                              ----    ----

         This Schedule 13G relates to the shares of common stock, par value $0.005 per share ("Common Stock"), of IMPATH Inc., a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company ("WS Capital"), for the account of (1) Walker Smith Capital Master Fund ("Walker Smith Capital"), a Texas general partnership of which Walker Smith Capital, L.P. and Walker Smith Capital (QP), L.P., each a Texas limited partnership, are the partners, and (2) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company ("Walker Smith International"), and (ii) WSV Management, L.L.C., a Texas limited liability company ("WSV"), for the account of (1) WS Opportunity Master Fund ("WS Opportunity"), a Texas general partnership of which WS Opportunity Fund, L.P. and WS Opportunity Fund (QP), L.P., each a Texas limited partnership, are the partners, and (2) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company ("WS Opportunity International"). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership ("WS Capital Management"). WS Capital Management is the investment manager and agent and attorney-in-fact for each of Walker Smith Capital and Walker Smith International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership ("WSVM"). WSVM is the investment manager and agent and attorney-in-fact for each of WS Opportunity and WS Opportunity International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a "group" under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)   Name of Issuer:

            IMPATH Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            521 West 57th Street
            New York, New York 10019

Item 2(a)   Names of Persons Filing:

            WS Capital, L.L.C., a Texas limited liability company
            WS Capital Management, L.P., a Texas limited partnership
            Walker Smith Capital Master Fund, a Texas general partnership Walker Smith International Fund, Ltd., a British Virgin Islands
             exempted company
            WSV Management, L.L.C., a Texas limited liability company
            WS Ventures Management, L.P., a Texas limited partnership
            WS Opportunity Master Fund, a Texas general partnership
            WS Opportunity Fund International, Ltd., a Cayman Islands
             exempted company
            Reid S. Walker, a citizen of the United States of America
            G. Stacy Smith, a citizen of the United States of America Patrick P. Walker, a citizen of the United States of America

Item 2(b)   Address of Principal Business Offices:

            300 Crescent Court, Suite 880
            Dallas, Texas 75201

CUSIP No. - 45255G101                                    Page  14  of  19 Pages
                                                              ----    ----


Item 2(c)   Citizenship:

            See Item 2(a) above.

Item 2(d)   Title of Class of Securities:

            Common Stock, par value $0.005 per share

Item 2(e)   CUSIP Number:

            45255G101

Item 3      Status of Persons Filing:

            (a)  [ ]  Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o);

            (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15
                      U.S.C. 78c);

            (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

            (d)  [ ]  Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

            (e)  [ ]  An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

            (f)  [ ]  An employee benefit plan or endowment fund in
                      accordance with Section 240.13d-1(b)(1)(ii)(F);

            (g)  [ ]  A parent holding company or control person in
                      accordance with Section 240.13d-1(b)(1)(ii)(G);

            (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)  [ ]  Group, in accordance with Section
                      240.13d-1(b)(1)(ii)(J).

Item 4      Ownership:


            (a) Reid S. Walker and G. Stacy Smith are the beneficial owners of 1,155,000 shares of Common Stock, which includes (i) 946,800 shares of Common Stock beneficially owned by WS Capital and WS Capital Management for the accounts of Walker Smith Capital and Walker Smith International and (ii) 208,200 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                 Patrick P. Walker is the beneficial owner of 208,200 shares of Common Stock beneficially owned by WSV and WSVM for the accounts of WS Opportunity and WS Opportunity International.

                 WS Capital and WS Capital Management are the beneficial owners of 946,800 shares of Common Stock, which includes (i) 494,500 shares beneficially owned by Walker Smith Capital and (ii) 452,300 shares beneficially owned by Walker Smith International.

CUSIP No. - 45255G101                                    Page  15  of  19 Pages
                                                              ----    ----


                 WSV and WSVM are the beneficial owners of 208,200 shares of Common Stock, which includes (i) 141,500 shares beneficially owned by WS Opportunity and (ii) 66,700 shares beneficially owned by WS Opportunity International.

            (b)  Percent of class:

                 WS Capital - 5.6%
                 WS Capital Management - 5.6%
                 Walker Smith Capital - 2.9%
                 Walker Smith International - 2.7%
                 WSV - 1.2%
                 WSVM - 1.2%
                 WS Opportunity - 0.8%
                 WS Opportunity International - 0.4%
                 Reid S. Walker - 6.9%
                 G. Stacy Smith - 6.9%
                 Patrick P. Walker - 1.2%

            (c)  Number of shares as to which each person has:

                 (i)   sole power to vote or to direct the vote:

                       WS Capital - 946,800
                       WS Capital Management - 946,800
                       Walker Smith Capital - 494,500
                       Walker Smith International - 452,300
                       WSV - 208,200
                       WSVM - 208,200
                       WS Opportunity - 141,500
                       WS Opportunity International - 66,700
                       Reid S. Walker - 1,155,000
                       G. Stacy Smith - 1,155,000
                       Patrick P. Walker - 208,200

                 (ii)  shared power to vote or to direct the vote:

                       WS Capital - 0
                       WS Capital Management - 0
                       Walker Smith Capital - 0
                       Walker Smith International - 0
                       WSV - 0
                       WSVM - 0
                       WS Opportunity - 0
                       WS Opportunity International - 0
                       Reid S. Walker - 0
                       G. Stacy Smith - 0
                       Patrick P. Walker - 0

CUSIP No. - 45255G101                                    Page  16  of  19 Pages
                                                              ----    ----

                 (iii)  sole power to dispose or to direct the disposition of:

                        WS Capital - 946,800
                        WS Capital Management - 946,800
                        Walker Smith Capital - 494,500
                        Walker Smith International - 452,300
                        WSV - 208,200
                        WSVM - 208,200
                        WS Opportunity - 141,500
                        WS Opportunity International - 66,700
                        Reid S. Walker - 1,155,000
                        G. Stacy Smith - 1,155,000
                        Patrick P. Walker - 208,200

                 (iv) shared power to dispose or to direct the disposition of:

                        WS Capital - 0
                        WS Capital Management - 0
                        Walker Smith Capital - 0
                        Walker Smith International - 0
                        WSV - 0
                        WSVM - 0
                        WS Opportunity - 0
                        WS Opportunity International - 0
                        Reid S. Walker - 0
                        G. Stacy Smith - 0
                        Patrick P. Walker - 0

Item 5      Ownership of 5% or Less of a Class:

            Not applicable.

Item 6      Ownership of More than 5% on Behalf of Another Person:

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            WS Capital Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, Walker Smith Capital and Walker Smith International. WS Capital is the general partner of WS Capital Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WS Capital Management's clients.

CUSIP No. - 45255G101                                    Page  17  of  19 Pages
                                                              ----    ----

            WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WS Opportunity and WS Opportunity International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV's clients.

Item 8      Identification and Classification of Members of the Group:

            Not applicable.

Item 9      Notice of Dissolution of Group:

            Not applicable.

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. - 45255G101                                    Page  18  of  19 Pages
                                                              ----    ----

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 3, 2003

                                    WS CAPITAL, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WS CAPITAL MANAGEMENT, L.P.

                                    By: WS Capital, L.L.C., its general partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH CAPITAL MASTER FUND

                                    By: WS Capital Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WS Capital, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WALKER SMITH INTERNATIONAL FUND, LTD.

                                    By: WS Capital Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WS Capital, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WSV MANAGEMENT, L.L.C.

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member

CUSIP No. - 45255G101                                    Page  19  of  19 Pages
                                                              ----    ----


                                    WS VENTURES MANAGEMENT, L.P.

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY MASTER FUND

                                    By: WS Ventures Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    WS OPPORTUNITY FUND INTERNATIONAL, LTD.

                                    By: WS Ventures Management, L.P., its
                                        agent and attorney-in-fact

                                    By: WSV Management, L.L.C., its general
                                        partner

                                    By: /s/ Reid S. Walker
                                        ---------------------------------------
                                        Reid S. Walker, Member


                                    /s/ Reid S. Walker
                                    -------------------------------------------
                                    REID S. WALKER


                                    /s/ G. Stacy Smith
                                    -------------------------------------------
                                    G. STACY SMITH


                                    /s/ Patrick P. Walker
                                    -------------------------------------------
                                    PATRICK P. WALKER

                                    EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION
---------         -----------

Exhibit 1 Joint Filing Agreement, dated October 3, 2003, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P.,
                  Walker Smith Capital Master Fund, Walker Smith International
                  Fund, Ltd., WSV Management, L.L.C., WS Ventures Management,
                  L.P., WS Opportunity Master Fund, WS Opportunity Fund
                  International, Ltd., Reid S. Walker, G. Stacy Smith and
                  Patrick P. Walker.